Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026
MSP Recovery, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of MSP Recovery, Inc. effective at the opening of the trading session on May 28, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).The Company was notified of the Staff determination on October 22, 2025.
On October 29, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On December 11, 2025, the hearing was held.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2). The Company was notified of the Staff determination on November 28, 2025. On December 18, 2025 the Panel reached a decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company securities were suspended on December 22, 2025. The
Staff determination to delist the Company securities became final on February 2, 2026.